UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2008

MXENERGY HOLDINGS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-138425	20-2930908
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Summer Street, Suite 300, Stamford, Connecticut	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 203-356-1318

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2008, MXenergy Inc. and MXenergy Electric Inc., subsidiaries of MXenergy Holdings Inc. (the “Company”), entered into the Second Amended and Restated Credit Agreement (the “New Credit Agreement”) with the Company and certain of its subsidiaries, as guarantors, the lenders party thereto and Société Générale, as administrative agent. The New Credit Agreement replaces the First Amended and Restated Credit Agreement, dated as of August 1, 2006, by and among MXenergy Inc. and MXenergy Electric Inc., as borrowers, the Company and certain of its subsidiaries, as guarantors, the lenders party thereto and Société Générale, as administrative agent, syndication agent, lead arranger and sole bookrunner, as amended by the First Amendment to First Amended and Restated Credit Agreement, dated as of April 6, 2007, the Second Amendment to First Amended and Restated Credit Agreement, dated as of December 17, 2007, and the Third Amendment to First Amended and Restated Credit Agreement, dated as of May 12, 2008 (as amended, the “Old Credit Agreement”). The Old Credit Agreement was due to mature on December 19, 2008.

Under the terms of the New Credit Agreement, MXenergy Inc. and MXenergy Electric Inc. are permitted to borrow up to the lesser of (i) $255.0 million (which may be increased up to $280.0 million under certain circumstances) and (ii) the calculated amount of the available borrowing base, as defined in the New Credit Agreement. All outstanding obligations under the New Credit Agreement are due on July 31, 2009. Borrowings under the New Credit Agreement are secured by a second priority lien on customer contracts and a first priority lien on substantially all of the Company’s and its subsidiaries’ other existing and future assets.

Borrowings under the New Credit Agreement will generally bear interest at a fluctuating rate based upon a base rate or a Eurodollar rate plus an applicable margin. The applicable margin for base rate loans is 2.0% per annum and the applicable margin for Eurodollar loans is 3.0% per annum. Letter of credit fees under the New Credit Agreement are 2.75% per annum.

The New Credit Agreement contains the following operating and financial covenants:

•	the Company’s and its subsidiaries’ minimum consolidated tangible net worth may not be less than the sum of (a) $30.0 million plus (b) 50% of the sum of year-to-date consolidated net income and, other than for the then current fiscal year, consolidated net income for each full fiscal year ending on and after June 30, 2007 plus (c) any net equity issued by the Company;

•	the Company’s and its subsidiaries’ consolidated working capital must be at least $138.5 million as reduced by (a) the amount paid by the Company for permitted redemptions of its Floating Rate Senior Notes due 2011 (the “Notes”) and (b) repayments made on the credit facility with Denham Commodity Partners Fund LP (“Denham”) on or after December 17, 2007 and increased by any advances made on such credit facility with Denham on or after December 17, 2007;

•	the Company’s and its subsidiaries’ consolidated interest coverage ratio must be at least 1.4 to 1.0 through August 31, 2008 and 1.6 to 1.0 thereafter;

•	the Company’s and its subsidiaries’ consolidated average leverage ratio (which is the ratio of total funded debt, calculated as an average of month-end total funded debt over the preceding twelve months, to EBITDA for the preceding twelve months) may not exceed (i) through August 31, 2008, 4.75 to 1.00, (ii) from September 1, 2008 through September 30, 2008, 4.50 to 1.00, (iii) from October 1, 2008 through January 31, 2009, 4.00 to 1.00 and (iv) 3.75 to 1.00 thereafter;

•	the Company’s and its subsidiaries’ consolidated leverage ratio (which is the ratio of total funded debt at the end of any given month to EBITDA for the preceding twelve months) shall not exceed 4.50 to 1.00; and

•	the Company’s and its subsidiaries’ consolidated EBITDA must not be less than negative $2.0 million during any consecutive three-month period until the borrowing base availability is more than $30.0 million for three consecutive months.

The New Credit Agreement also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross defaults to certain other indebtedness (including the Notes) in excess of specified amounts, certain events of bankruptcy and insolvency, ERISA defaults, judgments in excess of specified amounts, failure of any guaranty or security document supporting the New Credit Agreement to be in full force and effect, the termination or cancellation of any material contract which termination or cancellation could reasonably be expected to have a material adverse effect (as defined in the New Credit Agreement), or a change of control.

This description of the New Credit Agreement is qualified in its entirety by reference to the complete terms of the New Credit Agreement which is attached as Exhibit 10.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit Description
10.1	Second Amended and Restated Credit Agreement, dated as of September 30, 2008, by and among MXenergy Inc. and MXenergy Electric Inc., as borrowers, MXenergy Holdings Inc. and certain of its subsidiaries, as guarantors, the lenders party thereto and Société Générale, as administrative agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MXENERGY HOLDINGS INC.
(Registrant)

Date: October 2, 2008	/s/ Carole R. Artman-Hodge

Name: Carole R. Artman-Hodge
Title: Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Second Amended and Restated Credit Agreement, dated as of September 30, 2008, by and among MXenergy Inc. and MXenergy Electric Inc., as borrowers, MXenergy Holdings Inc. and certain of its subsidiaries, as guarantors, the lenders party thereto and Société Générale, as administrative agent